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                                                                     Exhibit 4.1

         AMENDMENT ("Amendment") dated as of June 14, 2002 between FIBERNET TELECOM GROUP, INC. ("Company") and SDS MERCHANT FUND, L.P. ("SDS") to that certain Promissory Note dated as of March 14, 2002 (the "Note") by and between the Company and SDS.

         WHEREAS, pursuant to Section 10 of the Note, the Company and SDS may amend the Note; and

         WHEREAS, the Company and SDS wish to amend the Note.

         NOW, THEREFORE, the parties agree as follows:

         Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

         Section 2. Agreement to Amend. Pursuant to Section 10 of the Note, the Company and SDS hereby agree to amend the Note as provided herein.

         Section 3.  Amendment.

                  (a) Section 1(a)(i) is hereby amended and restated in its entirety to read as follows:

                  "June 28, 2002, unless SDS receives written confirmation (in form of an officer's certificate) from the Company that the Company has received equity commitments in an amount of not less than $9,750,000 and such written confirmation is in form and substance satisfactory to Deutsche Bank AG New York Branch, as administrative agent to the Company's Amended and Restated Credit Agreement dated as of February 9, 2001 in its sole discretion, in which case July 12, 2002;"

                  (b) Section 4(c) is hereby amended and restated in its entirety to read as follows:

                  "the Proposed Financing shall fail to have been consummated by July 12, 2002; or"

         Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions.

         Section 5. Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs.

         Section 6. Headings. The headings of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

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         Section 7. Entire Agreement. This Amendment and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

         Section 8. Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                                   * * * * *

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                FIBERNET TELECOM GROUP, INC.

                                By: /s/ Michael S. Liss
                                    --------------------------------------------
                                    Name:  Michael S. Liss
                                    Title: President and Chief Executive Officer



                                SDS MERCHANT FUND, L.P.

                                By:  SDS Capital Partners, LLC
                                Its: General Partner

                                By: /s/ Steve Derby
                                    --------------------------------------------
                                    Name:  Steve Derby
                                    Title: Managing Partner